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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated May 25, 2007 on the financial statements of the Giant 5 Funds, comprising the Giant 5 Total Investment System and the Giant 5 Total Index System, dated as of March 31, 2007 and for the periods indicated therein and to all references to our firm included in or made a part of this Post-Effective Amendment No. 2 under the Securities Act of 1933 and Amendment No. 6 under the Investment Company Act of 1940 to the Giant 5 Funds' Registration Statement on Form N-1A.


/s/ Cohen Fund Audit Services, Ltd.
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Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 2, 2007